EXECUTION VERSION-4.22.25

TRADING SERVICES

SUBADVISORY AGREEMENT

 This Trading Services SubAdvisory Agreement (the “Agreement”) is made as of this 22nd day of April, 2025 by and between Carillon Tower Advisers, Inc., a Florida corporation, with its principal place of business at 880 Carillon Parkway, St. Petersburg, FL 33716 (the “Manager”), and Tidal Investments LLC, a Delaware limited liability company, with its principal place of business at 234 West Florida Street, Suite 203, Milwaukee, Wisconsin 53204 (the “Subadviser”), with respect to the series of Carillon Series Trust (the “Trust”) identified on Schedule A to this Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”).

BACKGROUND

A.   The Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment advisory services.

B.   The Manager has entered into an Investment Advisory Agreement dated as of April 22, 2025, as amended, (the “Investment Advisory Agreement”) with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the Funds.

C.   The Subadviser is registered as an investment adviser under the Advisers Act and engages in the business of providing investment advisory services.

D.   The Investment Advisory Agreement contemplates that the Manager may appoint one or more subadvisers to perform some or all of the services for which the Manager is responsible.

E.   Subject to the terms of this Agreement, the Subadviser is willing to furnish such services to the Manager and each Fund.

TERMS

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.   Appointment of the Subadviser. The Manager hereby appoints the Subadviser to act as an investment subadviser for each Fund set forth on Schedule A hereto, subject to the supervision and oversight of the Manager and the Board of Trustees of the Trust (the “Board”), and in accordance with the terms and conditions of this Agreement. The Subadviser will be an independent contractor. The Subadviser accepts this appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.   Sub-Advisory Services. The Subadviser shall implement trading decisions for each Fund in accordance with instructions provided by the Manager or a designee of the Manager, such as another subadviser to the Fund (the “Designee”), in writing pursuant to mutually agreed upon notification protocols, as they may be amended from time to time. In the event the Subadviser requires clarification on a particular Manager or Designee instruction (e.g., due to a potential regulatory or compliance issue), the Subadviser will seek guidance from the Manager or Designee prior to executing any transaction in question. The Manager hereby grants the Subadviser the authority to exercise full trading authority (subject to the Manager’s or Designee’s instructions and oversight, including the mutually agreed upon notification protocols referenced above) for each Fund with respect to purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. For the avoidance of doubt, the Sub-Adviser shall have the authority to select broker-dealers to effect trade executions in its sole discretion (subject to its best execution obligations as stated in Section 7). The Sub-Adviser may consider input from the Adviser regarding broker selection or trading strategies; while retaining discretion over such decisions to act in a manner consistent with its best execution obligations.

The Subadviser acknowledges that the Board retains ultimate authority over the Funds and may take any and all actions necessary or reasonable to protect the interests of any Fund’s shareholders.

3.   Representations of the Subadviser.

3.1.

The Subadviser has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

3.2.

The Subadviser is registered as an investment adviser under the Advisers Act and has provided its current Form ADV, including the firm brochure and applicable brochure supplements to the Manager. None of the Subadviser, its affiliates, or any officer, Subadviser, partner or employee of the Subadviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Subadviser from acting as an investment adviser to an investment company under the 1940 Act. The Subadviser will promptly notify the Subadviser upon the Subadviser’s discovery of an occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Subadviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the rules and regulations thereunder, as applicable, as well all other applicable federal and state laws, rules, regulations and case law, and any exchange listing requirements, that relate to the Subadviser’s services described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Subadviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing.

3.3.

The Subadviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Manager and the Trust (i) of any material changes in its insurance policies or insurance coverage or (ii) if any material claims will be made on its insurance policies. Furthermore, the Subadviser shall upon reasonable request provide the Manager and the Trust with any information they may reasonably require concerning the amount of or scope of such insurance.

3.4.

None of the Subadviser, its affiliates, or any officer, director, manager, partner or employee of the Subadviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Subadviser from acting as an investment adviser to an investment company under the 1940 Act. The Subadviser will immediately notify the Manager and the Trust upon the Subadviser’s discovery of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

3.5.

The Subadviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Subadviser, its employees, officers, and agents. Upon reasonable notice to and reasonable request, the Subadviser shall provide the Manager and the Trust with access to the records relating to such policies and procedures as they relate to the Funds. The Subadviser will also provide, at the reasonable request of the Manager or the Trust, periodic certifications, in a form reasonably acceptable to the Manager or the Trust, attesting to such written policies and procedures. The Subadviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as the Subadviser reasonably believes are necessary to protect each Fund’s confidential information (as defined below) and the nonpublic personal information of Fund shareholders. The Subadviser shall promptly notify the Manager and the Trust of any material violations or breaches of such policies and procedures.

3.6.	Reserved.

3.7.

The Subadviser will not engage in any futures transactions, options on futures transactions or transactions in other commodity interests on behalf of a Fund prior to the Subadviser becoming registered or filing a notice of exemption on behalf of the Fund with the National Futures Association (the “NFA”).

3.8.	The Subadviser agrees to provide reasonable assistance with the liquidity classifications required under each Fund’s liquidity risk management program.

4.   Representations of the Manager.

4.1.

The Manager has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

4.2.

The Manager is registered as an investment adviser under the Advisers Act. None of the Manager, its affiliates, or any officer, manager, partner or employee of the Manager or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Manager from acting as an investment adviser to an investment company under the

1940 Act. The Manager will promptly notify the Subadviser upon the Manager’s discovery of an occurrence of any event that would disqualify the Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Manager agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the rules and regulations thereunder, as applicable, as well all other applicable federal and state laws, rules, regulations and case law, and any exchange listing requirements, that relate to the Manager’s services described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Manager shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing.

4.3.	The Manager has the authority under the Investment Advisory Agreement to appoint the Subadviser.

4.4.	The Manager further represents and warrants that it has received a copy of the Subadviser’s current Form ADV.

4.5.

The Manager has provided the Subadviser with each Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement (“Registration Statement”) and the investment objectives, policies and restrictions of each Fund, as shall be from time to time in effect, and such other limitations provided to Subadviser in writing, as in effect from time to time. The Manager shall promptly furnish to the Subadviser copies of all material amendments or supplements to the foregoing documents.

4.6.

The Manager, Designee, or Manager’s delegate will provide timely information to the Subadviser regarding such matters as inflows to and outflows from each Fund and the cash requirements of, and cash available for investment in, the Fund.

4.7.

The Manager, Designee, or Manager’s delegate will timely provide the Subadviser with copies of monthly accounting statements for each Fund, and such other information as may be reasonably necessary or appropriate in order for the Subadviser to perform its responsibilities hereunder.

4.8.

The Manager agrees that the Subadviser may rely on specific information, instructions or requests made to the Subadviser by the Manager, Designee, or Manager’s delegate with respect to the management of each Fund’s assets, which are believed in good faith by the Subadviser to be reliable.

5.   Compliance. The Subadviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Subadviser also agrees to comply with (1) the investment objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, or otherwise provided to it in accordance with Section 4.5 of this Agreement, (2) any policies, guidelines and procedures approved by the Board or the Manager and provided to the Subadviser, and (3) any instructions provided by the Board, the Manager, or a Designee; provided, however, that the Subadviser shall not be required to adhere to any instructions that it, in consultation with legal counsel, reasonably determines to be unlawful, inconsistent with applicable law, or would cause the Sub-Adviser to otherwise breach its other obligations in this Agreement. In performing the Subadviser’s obligations hereunder, the Subadviser shall cause each Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company if a Fund has elected to be treated as a regulated investment company under the Code. The Subadviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board or the Manager or Designee shall limit the Subadviser’s full responsibility for any of the foregoing.

6.   Proxy Voting. The Subadviser shall have no proxy voting authority or responsibilities with respect to the Fund’s proxy voting obligations.

7.   Brokerage. Pursuant to Section 2 hereof, the Manager has delegated trading authority for all or a portion of each Fund portfolio to the Subadviser and, to that end –

7.1.

The Subadviser shall arrange for the placing and execution of orders for the purchase and sale of portfolio instruments with members of securities exchanges, brokers, dealers, futures commission merchants, issuers, and other permissible intermediaries, and may negotiate brokerage commissions, if applicable, and other transaction terms. The Subadviser shall seek to obtain “best execution” consistent with its relevant policies and procedures and its obligations under applicable laws and regulations. The Subadviser is authorized to execute necessary or appropriate account documentation, agreements, contracts and other documents on behalf of the Funds, as the Subadviser shall be reasonably requested by brokers, dealers, prime brokers, futures commissions merchants, or other intermediaries, counterparties and other persons or entities in connection with the services provided hereunder, provided reasonable prior notice is given to the Manager or Designee, as directed by the Manager. Subject to Section 7.2 below, the Subadviser is also authorized to place transactions with brokers who provide research or statistical information or analyses to the Subadviser that the Subadviser uses in connection with its provision of services to the Funds. The Subadviser agrees that it will cooperate with the Trust and the Manager to allocate brokerage transactions to brokers or dealers who provide benefits directly to the Funds; provided, however, that such allocation comports with applicable law including, without limitation, Rule 12b-1(h) under the 1940 Act. Should the Manager elect the right to direct brokerage, the Subadviser and its delegates shall not be obligated to seek best execution on such directed brokerage transactions.

7.2.

Subject to such policies and procedures as may be adopted by the Board and officers of the Trust or the direction of the Manager and consistent with Section 28(e) of the 1934 Act, the Subadviser is authorized to cause the Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Subadviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to the Funds and to other funds or clients for which the Subadviser exercises investment discretion.

7.3.

The Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, the Sub-Adviser, or the Funds in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules or guidance promulgated by the SEC. Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.

7.4.

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations and subject to its policies on trade aggregation and allocation, is authorized to aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner which the Subadviser considers to be equitable and consistent with its fiduciary obligations to each Fund.

8.   Records/Reports.

8.1.

Recordkeeping. The Subadviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Funds, except as otherwise provided herein or as may be necessary for the Subadviser to maintain under the Advisers Act or 1940 Act or reasonably requested to supply to the Manager, Designee, the Board or the Trust’s chief compliance officer (the “Chief Compliance Officer”).

8.2.

The Subadviser shall maintain separate books and detailed records of all matters pertaining to each Fund’s assets advised by the Subadviser as required under the 1940 Act to be maintained by it (other than those records required to be maintained by any administrator, sub-administrator, custodian or transfer agent appointed by the Funds), and shall preserve such records for the periods and in a manner prescribed therefor by the 1940 Act (the “Funds’ Books and Records”). The Funds’ Books and Records shall be available to the Manager, Designee, the Board and the Chief Compliance Officer at any time upon request, shall be delivered to the Manager in the format(s) maintained by the Subadviser upon the termination of this Agreement and shall be available without delay during any day the Manager is open for business.

8.3.

Holdings Information and Pricing. The Subadviser shall provide the Manager and Designee regular reports regarding Fund holdings, and shall, on its own initiative, furnish the Manager and the Board from time to time with whatever additional information the Subadviser believes is appropriate for this purpose. The Subadviser shall immediately notify the Manager if the Subadviser reasonably believes that the value of any instrument held by a Fund may not reflect its fair value. The Subadviser agrees to provide any pricing information of which the Subadviser is aware to the Trust, the Board, the Manager and/or any Fund pricing agent (e.g., the Fund accountant) to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating each Fund’s net asset value in accordance with procedures and methods established by the Board.

8.4.

Cooperation with Agents of the Trust. The Subadviser agrees to cooperate with and provide reasonable assistance to the Manager, the Trust, the Chief Compliance Officer, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, such information with respect to the Funds as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

8.5.

Information and Reporting. The Subadviser shall provide the Manager and the Trust, and its respective officers, with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Board or the Manager may from time to time reasonably request.

8.6.

Notification of Breach/Compliance Reports. The Subadviser shall notify the Manager immediately upon detection of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any Fund’s or the Subadviser’s policies, guidelines or procedures. The Subadviser agrees to correct any such failure promptly and to take any action that the Manager or the Board may reasonably request in connection with any such breach. Upon request, the Subadviser shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and the Trust’s disclosure controls adopted pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations adopted thereunder, and agrees to inform the Trust of any material development related to the Subadviser or a Fund that the Manager reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act. The Subadviser will promptly notify the Manager in the event (i) the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust or the Subadviser (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Subadviser with the federal or state securities laws or (ii) an actual change in control of the Subadviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is proposed to occur.

In addition, the Subadviser promptly shall notify the Manager in writing of the occurrence of any of the following events:

(a)	the Subadviser shall fail to be registered as an investment adviser under the Advisers Act;

(b)

the Subadviser shall have been served or otherwise have notice of any action, ·suit,· proceeding, inquiry or investigation, at law or in equity, before or by any court, public bond or body, involving the affairs of the Trust or any Fund; or

(c)	any other occurrence that might reasonably affect the ability of the Subadviser to provide the services contemplated under this Agreement.

8.7.

Board and Filings Information. The Subadviser will also provide the Manager and the Board with any information reasonably requested regarding its management of the Funds required for any meeting of the Board, or for any shareholder report, Registration Statement or amendment thereto, proxy statement, or Registration Statement supplement to be filed by the Trust with the SEC. The Subadviser will make its officers and employees available to meet with the Board from time to time on reasonable notice to review its investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in order for the Board to evaluate this Agreement or any proposed amendments thereto or renewals thereof.

8.8.

Transaction Information. The Subadviser shall furnish to the Manager, the Board or Designee such information concerning portfolio transactions as may be necessary to enable the Manager, the Board or Designee to perform such compliance testing on the Funds and the Subadviser’s services as the Manager may, in its sole discretion, determine to be appropriate. The provision of such information by the Subadviser to the Manager, the Board or Designee in no way relieves the Subadviser of its own responsibilities under this Agreement.

9.   Code of Ethics. The Subadviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Manager and Trust. The Subadviser shall ensure that its Access Persons (as defined in the Subadviser’s Code of Ethics) comply in all material respects with the Subadviser’s Code of Ethics, as in effect from time to time. Upon request, the Subadviser shall provide the Manager and the Trust with a copy of the Subadviser’s current Code of Ethics, as in effect from time to time. The Subadviser certifies that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Subadviser’s Code of Ethics. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Subadviser’s Code of Ethics to the Manager, Board and Trust. The Subadviser shall respond to requests for information from the Manager, Board and the Trust as to violations of the Code of Ethics by Access Persons and the sanctions imposed by the Subadviser. The Subadviser shall notify the Manager of any material violation of the Code of Ethics, whether or not such violation relates to a security or other instrument held by any Fund.

10.  Members and Employees. Upon the request of the Manager, members and employees of the Subadviser may be trustees, officers or employees of the Trust.

11.  Custody. Nothing in this Agreement shall permit the Subadviser to take or receive physical possession of cash, securities or other investments of a Fund. The parties agree that all Fund holdings will be custodied as required by the 1940 Act. The parties further agree and acknowledge that Subadviser shall have no responsiblity for the actions or omissions of any custodian.

12.  Compensation.

12.1.

Sub-Advisory Fee. During the term of this Agreement, the Subadviser shall bear its own costs of providing services under this Agreement. The Manager agrees to pay to the Subadviser an annualized sub-advisory fee equal to the amount of the daily average net assets of each Fund shown on Schedule A attached hereto, payable on a monthly basis. Schedule A may be modified from time to time to reflect changes in annualized rates or the addition or deletion of a Fund from this Agreement, subject to appropriate approvals required by the 1940 Act. The subadvisory fee rates set forth in Schedule A shall be payable monthly within 15 business days after the end of each month. If the Subadviser shall serve for less than the whole of a month, the compensation specified shall be prorated.

12.2.

The Subadviser shall look exclusively to the Manager for payment of the subadvisory fee. For the avoidance of doubt, neither the Trust nor the applicable Fund shall be responsible for fees payable to the Subadviser under this Agreement.

13.  Non-Exclusivity. The services to be rendered by the Subadviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Subadviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Subadviser, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of a Fund or to any other investment company, corporation, association, firm, entity or individual.

14.  Liability and Standard of Care.

14.1.

The Subadviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but the Subadviser and its affiliates and their respective agents, control persons, directors, officers, employees, supervised persons and access persons shall not be liable for any action taken or omitted to be taken by the Subadviser in the absence of willful misfeasance, bad faith, negligence or reckless disregard of its duties. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which the Trust, a Fund or any shareholder of a Fund may have under any federal securities law or state law the applicability of which is not permitted to be contractually waived.

14.2.

The Subadviser shall indemnify the Trust, each Fund, the Manager and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (the “Manager Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon: (i) any material misstatement or omission of a material fact in information regarding the Subadviser furnished in writing to the Manager by the Subadviser for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties of the Subadviser in the performance of its duties under this Agreement (collectively, “Subadviser Disabling Conduct”).

14.3.

Notwithstanding anything to the contrary contained herein, the Subadviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, the Manager, any Designee, their respective officers, directors, agents, employees, controlling persons or shareholders or to a Fund, Trust or their shareholders for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, Registration Statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Manager by or on behalf of the Subadviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon (A) information, instructions or requests, whether oral or written, with respect to a Fund made to the Subadviser by a duly authorized officer of the Manager, a Designee, or the Trust; (B) the advice of counsel to the Trust; or (C) any written instruction of the Board; or (iii) acts of the Subadviser which are the result of or arise from acts or omissions of the Manager or a Designee, including, but not limited to, a failure of the Manager or a Designee to provide accurate and current information with respect to any records maintained by Manager or a Designee, which records are not also maintained by the Subadviser; provided, however, that the limitations on the Subadviser’s liability and indemnification obligations described in (i) through (iii) above shall not apply with respect to, and to the extent, any portion of liability is attributable to Subadviser Disabling Conduct.

14.4.

The Subadviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results, either relative or absolute, will be achieved.

14.5.	For the avoidance of doubt, neither Fund shareholders nor the members of the Board shall be personally liable under this Agreement.

14.6.

The Manager shall indemnify the Subadviser and each of its respective affiliates, agents, control persons, directors, officers, employees and shareholders (the “Subadviser Indemnified Parties”) against, and hold them harmless from, any Losses arising out of any

Proceedings in so far as such Loss (or actions with respect thereto) arises out of or is based upon: (i) any material misstatement or omission of a material fact in information regarding the Manager furnished by or on behalf of the Manager in writing for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties of the Manager or a Designee in the performance of their respective duties under this Agreement (collectively, “Manager Disabling Conduct”).

14.7.

Notwithstanding anything to the contrary contained herein, the Manager, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, any Subadviser Indemnified Party for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, Registration Statement, proxy materials or reports filed with the SEC, to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Manager by or on behalf of the Subadviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon acts or omissions of the Subadviser or which results from or is based upon acts or omissions of the Subadviser, including, but not limited to, a failure of the Subadviser to provide accurate and current information with respect to any records maintained by Subadviser; provided, however, that the limitations on the Manager’s liability and indemnification obligations described in this Section 14.7 shall not apply with respect to, and to the extent, that portion of liability that is attributable to Manager Disabling Conduct.

14.8.

The Manager shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results, either relative or absolute, will be achieved.

15.  Term/Approval/Amendments.

15.1.

This Agreement shall become effective with respect to each Fund, as of the later of the date set forth on the Schedule A attached hereto or the date of the commencement of operations of the Fund, if approved in conformity with the requirements of the 1940 Act (and any related rules, regulations, orders, exemptions and interpretations thereunder). This Agreement shall continue in effect with respect to a Fund for an initial period of two years thereafter, and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved in conformity with the requirements of the 1940 Act (and any related rules, regulations, orders, exemptions and interpretations thereunder).

15.2.

No material amendment to this Agreement shall be effective until approved by vote of the Board, including the majority of those trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (the “Independent Trustees”) (and, if and to the extent required by the 1940 Act, by vote of the shareholders of the affected Fund).

15.3.

In connection with any renewal or amendment, the Subadviser shall furnish such information as may be reasonably necessary by the Manager or the Board to evaluate the terms of this Agreement and any amendment thereto.

15.4.

This Agreement may be terminated with respect to any particular Fund or all of the Funds (1) at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of a Fund, by providing not more than sixty (60) days’ written notice to the Manager and the Subadviser, or (2) by the Manager by providing not less than sixty (60) days’ prior written notice delivered pursuant to Section 19 below to the Subadviser, or (3) by the Subadviser by providing not less than ninety (90) days’ prior written notice delivered pursuant to Section 19 below to the Manager. This Agreement will automatically terminate, without the payment of any penalty, in the event that: (1) it is assigned; (2) the Investment Advisory Agreement between the Manager and the Trust is assigned (as defined in the 1940 Act) or terminates for any other reason; (3) the Subadviser becomes statutorily disqualified from performing its duties under this Agreement or is otherwise legally prohibited from operating as an investment adviser; or (4) provided that the conditions of Section 15(a)(3) of the 1940 Act are satisfied with respect to this Agreement, the Capital Markets Services Agreement dated as of April 22, 2025, by and between the Manager and the Subadviser’s affiliate, Tidal ETF Services, LLC, terminates. This Agreement will also terminate upon written notice by Manager or Subadviser to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after receipt of such written notice.

16.  Use of the Manager’s and Subadviser’s Marks.

16.1.

The parties agree that the name of the Subadviser, the names of any affiliates of the Subadviser and any derivative or logo or trademark or service mark or trade name (“Subadviser’s Marks”) are the valuable property of the Subadviser and its affiliates. The Manager, Designee and the Trust shall have the right to use Subadviser’s Marks with the prior written approval of the Subadviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect. The parties further agree that the name of the Manager, its affiliates, and any derivative or logo or trademark or service mark or trade name (“Manager’s Marks”) are the valuable property of the Manager and its affiliates. The Subadviser shall have the right to use Manager’s Marks with the prior written approval of the Manager, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

16.2.

Upon termination of this Agreement, the Manager, Designee and the Trust shall forthwith cease to use the Subadviser’s Marks, and the Subadviser shall forthwith cease to use the Manager’s Marks. If either party makes any unauthorized use of the other party’s marks, the parties acknowledge that such shall suffer irreparable harm for which monetary damages may be inadequate and thus, the party shall be entitled to injunctive relief, as well as any other remedy available under law.

17.  Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Subadviser agrees on behalf of itself and its directors, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Manager, Designee and the Trust (“confidential information”) (a) all records and other information relative to each Fund’s prior, present, or potential investments and shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P, promulgated under the Gramm-Leach-Bliley Act, and (2) except after prior notification to and approval in writing by the Manager, Designee or the Trust (as applicable), not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder and in compliance with, the policies of the Trust as communicated in writing to the Subadviser. Such written approval shall not be unreasonably withheld by the Manager, Designee or the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

18.  Anti-Money Laundering Compliance. The Subadviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Subadviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Subadviser, now and in the future. The Subadviser further agrees to provide to the Trust, the Trust’s administrator, sub-administrator and/or the Trust’s anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Subadviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

The Subadviser represents and warrants that it has adopted and implemented policies and procedures reasonably designed to enable Subadviser to comply with the sanctions administered by the Office of Foreign Assets Control (OFAC) of the US Department of the Treasury, including the identification and proper reporting of any “specially designated nationals”. Further, the Subadviser acknowledges and agrees that neither it, nor its subsidiaries, nor any of its or their directors or officers, nor any employee of the Subadviser or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the target of any sanctions (“Sanctions”) administered or enforced by OFAC and the U.S. Department of State or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions, including, without limitation, the Crimea, Donetsk, Luhansk region of Ukraine, and Cuba, Iran, North Korea, Sudan and Syria.

19.  Notices. Any notice required or permitted to be given by either party to the other shall made be in writing and shall be deemed to have been given (1) on the date delivered by e-mail to the address set forth below, with return receipt requested, (2) on the date delivered personally or by courier service, or (3) three days after the date on which its is sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below, or such other address(es) as may be specified in writing by one party to the other party.

Notices to Manager shall be sent to:

Carillon Tower Advisers, Inc.

880 Carillon Parkway

St. Petersburg, FL 33716

Attn: Susan Walzer, Senior Vice President, Fund Administration and PEO

E-mail: carillonfundservices@carillontower.com

Notices to Subadviser shall be sent to:

Tidal Investments LLC

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Attn: Chief Executive Officer

E-mail: gtrias@tidalfg.com

20.  Successors. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

21.  Meanings. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “affiliated person,” “control,” “interested persons,” and “assignment” shall have the meanings as defined in the 1940 Act or the rules promulgated thereunder; subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

22.  Entire Agreement and Amendments. This Agreement represents the entire agreement among the parties with regard to the matters described herein and may not be amended except by a writing signed by both parties hereto.

23.  Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement and without affecting the validity or enforceability of the terms and provisions of this Agreement in any other jurisdiction.

24.  Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Florida conflict with the applicable provisions of the 1940 Act, the latter shall control.

25.  Delaware Statutory Trust Limitations. The Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

26.  Section Headings. The headings of sections contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.

27.  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

28.  Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. In such event, the parties agree to negotiate in good faith to replace the invalid provision with a valid, legal, and enforceable provision that, to the greatest extent possible, achieves the original intent and economic purpose of the invalidated provision. If a commercially reasonable replacement is not achievable, the Agreement shall be construed in a manner that best reflects the intentions of the parties at the time of execution.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers on the day and year first written above.

CARILLON TOWER ADVISERS, INC.

By:	/s/ Susan Walzer
Name:	Susan Walzer
Title:	SVP

TIDAL INVESTMENTS LLC

By:	/s/ Daniel Carlson
Name:	Daniel Carlson
Title:	Co-Founder & Chief of Staff

Schedule A

to the

Sub-Advisory Agreement

by and between

Carillon Tower Advisers, Inc.

and

Tidal Investments LLC

Fund Names	Fee Rate (Basis Points)

RJ Chartwell Premium Income ETF	2 bps

RJ Eagle GCM Dividend Select Income ETF	2 bps

Electronic Record of Contracts

This document was generated as a record of certain contracts created, accepted and stored electronically.

Summary of Contracts

This document contains the following contracts.

Title	ID
Sub-Advisory Agreement (Carillon Tower Advisers, Inc. and Tidal Investments LLC)	7db9ff83-31db-4d71-ab40-1c21afd50b41

Contracts signed by:

Susan Walzer

Signer ID: 8ff49d0f-d444-48a9-b120-4bd636da3b97
Email: susan.walzer@carillontower.com

Date / Time: Apr 22, 2025 at 4:16 PM EDT
IP Address: 170.12.233.240
User Agent: Mozilla/5.0 (Windows NT 10.0; Win64; x64) AppleWebKit/537.36 (KHTML, like Gecko) Chrome/135.0.0.0 Safari/537.36

Daniel Carlson

Signer ID: f4b16855-41bc-47a0-a218-40f14fd1744f
Email: dcarlson@tidalfg.com

Date / Time: Apr 22, 2025 at 4:35 PM EDT
IP Address: 100.14.52.10
User Agent: Mozilla/5.0 (Windows NT 10.0; Win64; x64) AppleWebKit/537.36 (KHTML, like Gecko) Chrome/135.0.0.0 Safari/537.36